Exhibit 99.07

Pazoo’s Nevada Marijuana Testing Lab Partner, MA & Associates, Prepares For Grand Opening

Whippany, N.J., February 23, 2015:  Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that our Las Vegas affiliate, MA & Associates, LLC, is in the final phase of the build out of its state of the art marijuana testing facility. All of the testing equipment will be calibrated with Steep Hill Halent’s revolutionary marijuana testing procedures.

While the Las Vegas lab is expected to be fully completed, with machinery in place and ready to be operational, by the beginning to middle of April, there will be a ceremonial grand opening on the infamous date of 4/20 (April, 20, 2015).  It is expected that growers will be delivering their first product to be tested on or before the end of April this year.

Antonio Del Hierro, Co-CEO of Pazoo stated, “The next few months are going to be a very exciting time for Pazoo and its shareholders as we will be transitioning into a company that is expected to experience a very high rate of growth. We are also very excited and have very high expectations for expansion in the very near future into several other states with our wholly-owned subsidiary Harris Lee, LLC.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: February 23, 2015